Exhibit 99.1

News Release

For Immediate Release

Jill A. Rahman Appointed to the Board of Directors of Berry Global Group, Inc.

EVANSVILLE, Ind. – Oct. 8, 2020 – Berry Global Group, Inc. (NYSE: BERY) announced today that Jill A. Rahman has been appointed to its Board of Directors.

Rahman, age 59, is the Chief Operating Officer of the Greater Chicago Food Depository, a role she began in June 2020.  She brings more than 25 years of packaged goods experience to Berry, including the past 11 years at Conagra Brands, Inc. (NYSE: CAG) where she served in several executive roles including International Division President from 2016-2020 and U.S. Sweet and Salty Snacks Vice President and General Manager from 2010-2016.  Rahman also held a variety of marketing, brand management, and strategic planning roles during her 15-year career at Kraft Foods and at Newell Rubbermaid.  While at Conagra, she held Board of Director roles at joint venture companies in India, Mexico, and the Philippines.

Rahman earned a B.B.A. from Howard University and an M.B.A. from Indiana University.

“On behalf of Berry and its Directors, I would like to welcome Jill to our Board,” said Tom Salmon, Chairman and CEO of Berry.  “Jill’s marketing, strategic planning, and operating experience will further enhance our Board's existing business acumen, while bringing additional insights and perspectives in consumer packaging.”

About Berry
Berry Global Group, Inc. (NYSE: BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse. The Company is a leading global supplier of a broad range of innovative rigid, flexible, and nonwoven products used every day within consumer and industrial end markets. Berry, a Fortune 500 company, has approximately 47,000 employees and generated $12.6 billion of pro forma net sales in fiscal year 2019, from operations that span over 290 locations on six continents. For additional information, visit Berry’s website at berryglobal.com.

Forward-looking statements
Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.

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Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the company’s Securities and Exchange Commission (“SEC”) filings, including Berry’s Annual Report on Form 10-K filed with the SEC on November 21, 2017. Berry does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact: Eva Schmitz 812.306.2424 evaschmitz@berryglobal.com	Investor Contact: Dustin Stilwell 812.306.2964 dustinstilwell@berryglobal.com